                                                                    EXHIBIT 10.7
                   ASSET PURCHASE AND DEVELOPMENT AGREEMENT


THIS ASSET PURCHASE AND DEVELOPMENT AGREEMENT, ("Agreement") is entered into as of January 20, 1999 by and among Orca Technologies, Inc., a Utah Corporation ("Buyer" or "ORCA"), and, Millennium Software, Inc., a Washington corporation ("Seller") and Mr. Kent Marsh ("Marsh").


                                   RECITALS

A. Buyer is engaged in the business of developing, marketing and providing services relating to a system of proprietary products intended to assist healthcare providers automate the process of defining, providing, documenting and analyzing care provider operations, (the "business").

B. Seller is the developer, marketer, and service provider for two proprietary software products commonly known as a "Dispatch" and "Sentry" (the "Products"). Marsh is the President and Chief Executive officer of Seller, and the inventor of the products.

C. Seller now desires to sell, and buyer desires to buy the Products. The parties also agree that the Products will be further developed and integrated into buyer's existing programs, on the terms and conditions set forth in this Agreement.

                                   AGREEMENT
                                   ---------


     In consideration of the covenants in this Agreement, the parties agree as follows:

                                   SECTION 1

                          PURCHASE AND SALE OF ASSETS
                          ---------------------------


1.1 PURCHASE AND SALE. Upon the execution of this Agreement, Seller will sell, transfer, assign, convey and deliver to Buyer, and Buyer will purchase from seller all rights, title and interest in the computer software programs known as "Dispatch" and "Sentry". These programs are more specifically described in "Exhibit A" attached hereto and incorporated into this Agreement, (the "Products").

1.2  OWNERSHIP.   Full and exclusive rights and ownership of the Products and in any and all related letters patent, trademarks, copyrights, trade secrets, Confidential Information and any other proprietary rights which Seller possesses or is entitled to including the source code, object code, and technical documentation, shall vest in and is hereby assigned to Buyer as of the date of execution of this Agreement. Except as provided in this Agreement, Seller shall retain no right, ownership of title in the Products or in any related letters patent, trademarks, copyrights, trade secrets, Confidential Information or any other proprietary rights. The parties agree that the Products, both as they exist at the time of this agreement is executed, and as they exist after further development and all such rights thereto are being sold in their entirety to Buyer for whatever use it desires, and nothing contained herein shall be deemed to constitute a mere license or franchise in Seller.

1.3  PERFECTION OF PROPRIETARY RIGHTS; COOPERATION BY SELLER.   Should Buyer or
     any of its agents or representatives seek to obtain letters patent, trademarks, or copyrights in any country of the world on all or part of the Products, Seller, and its agents and representatives agree to cooperate fully without compensation in providing information completing forms, performing actions and obtaining the necessary signatures or assignments required to obtain such letters patent, trademarks or copyrights. In the event Buyer shall be unable for any reason to obtain Seller's signature on any document necessary for any purpose set forth in the foregoing sentence, Seller hereby irrevocably designates and appoints each of Buyer and its duly authorized officers and agents as Seller's agent and Seller's attorney-in-fact to act for and in Seller's behalf and stead to execute and file any such document and to do all other lawfully permitted acts to further any such purpose with the same force and effect as if executed and delivered by Seller.

1.4  EXCLUDED ASSETS.   The Seller shall have the limited right and obligation
     to continue with the maintenance and exploitation of the application of "Dispatch" which has been, previous to this Agreement, contracted to the University of Virginia, University of California in Los Angeles, and Massachusetts Institute of Technologies. No other exploitation of the acquired system shall be permitted without Buyer's prior written agreement.


                                   SECTION 2

                          DEVELOPMENT AND INTEGRATION
                          ---------------------------


2.1  DEVELOPMENT, ENHANCEMENT AND INTEGRATION.   The Parties agree, that an
     integral element of this contract is the participation of the Seller in performing compensated work as directed by the Buyer, whether as consultants, or contractors to, or employees of Buyer, in the further development and enhancement of the Product in order that they become integrated and efficiently operable with Buyer's CuraSys System and other applications. Buyer agrees to employ Marsh for this purpose in accordance with the employment terms provided in "Exhibit B" of this agreement and contract with Seller the services of Russ Robinson for a period of at least six months in accordance with the employment terms provided in "Exhibit E" of this agreement.

2.2 DELIVERABLES. Seller agrees that periodically upon request, or upon completion or termination of this Agreement, for whatever cause and without regard to whether the integration has been completed, copies of all notebooks, data, information and other material acquired or compiled by Seller as Developer in respect to the integration, including source code, object code and technical documentation, shall be delivered to Buyer.


                                   SECTION 3

                                 CONSIDERATION
                                 -------------


3.1 PURCHASE PRICE. The Purchase Price shall be One Hundred and Fifty Thousand Dollars ($150, 000.) to be paid as follows:

     3.1.1 Marsh began his full time employment with Buyer on November 15, 1998. (The terms of his employment are described in "Exhibit B" to this Agreement.) Marsh received his first bi-monthly salary installment on November 30, 1998. On the date of execution of this agreement Buyer will pay Seller an installment toward the purchase price of the above described software products, in the amount of forty thousand ($40,000.) dollars. Additional purchase installments of ten thousand ($10,000.) each will be paid to Seller with his bi-monthly salary installments on February 1, 1999 and February 15, 1999. These, and following payments, are conditioned on Marsh's continuation as a full-time employee of Buyer (except in the case that Mr. Marsh is severely disabled or deceased), and on the condition that he is performing the duties agreed upon, and, the other terms and conditions of this "Asset Purchase and Development Agreement are being met.

     3.1.2 To complete the purchase of the assets described, Buyer will make a final payment to the Seller on March 1, 1999 in the amount of ninety thousand ($90,000.)

3.2  ORCA STOCK.   As an additional condition of this purchase, Seller shall be granted Thirty Five Thousand (35,000) shares of ORCA Common Stock (the "Shares"). The shares will be issued to Seller immediately, but will be held in an escrow account established with counsel to Buyers, Van Valkenberg Furber Law Group, PLLC, under the condition that they will not be delivered to Seller until April 1, 1999. Buyer agrees to fully cooperate in the effort to integrate the Products into CuraSys in a timely manner according to the directives of the Buyer. Failure of Buyer to cooperate reasonably with the integration effort will result in the immediate delivery of the shares above referenced, to Seller. The shares issued according to this section of this agreement will be restricted from resale pursuant to Securities Exchange Commission ("SEC") Regulation 144.

3.3  BRIDGE FINANCING.   In the interim period between the signing of a "Letter
     of Intent" between the parties, May 29, 1998, and the time of the signing of this definitive agreement, the Buyer has made several bridge loans to Seller. These loans include (2) bridge loan installments in the amount of twelve thousand eight hundred ($12,800.) made on November 3, 1998, and another, in the amount of nine thousand nine hundred, ($9,900.) which was made on November 15, 1998. Kent Marsh and Seller have provided programming services to Buyer beginning May 29, 1998 through Nov 15, 1998 and therefore have no obligation to repay Buyer for these "bridge loans". Mr. Marsh does agree to repay personal loans he received from Mr. Norman Plummer of Orca Technologies, made on May 15, 1998, ($2,500) and January 8, 1999, ($5,000),
     with said repayment to be made on or before January 31, 1999.

3.4  EMPLOYMENT AGREEMENT.   As part of the mutual consideration for the
     performance of this contract, Buyer agrees to employ Marsh and Marsh agrees to perform, as a full time employee of Buyer. Seller anticipates directing Marsh to enhance and integrate the Product so they work efficiently with Buyer's CuraSys System and other applications existing and planned for the future. The "Employment Agreement", which fully defines the terms of employment is attached hereto and incorporated into this Agreement as "Exhibit B".

3.5  NO OTHER OBLIGATIONS.   Except as set forth above, Buyer will not assume
     and will not be liable for any liabilities of Seller, known or unknown contingent or absolute, accrued or otherwise, including, but not limited to, liabilities or obligations of Seller (a) for taxes of any kind, (b) to any shareholder, employee, officer or director of Seller for any reason,
     (c) relative to Seller's issuance of securities, or (d) under any environmental law.

3.6  ALLOCATION OF PURCHASE PRICE.   The Purchase Price shall be allocated among
     the Assets as set forth on the Schedule, which is part of Exhibit C to this agreement. The parties agree that the fair market value of the Assets which constitute Class I, II, III, IV and V Assets (as defined in Treasury Regulation Section 1.1060-II (d), as amended) will be as set forth on Internal Revenue Service Form 8594 in the form, and attached to this Agreement before Closing as a sub section of Exhibit C (the "Form 8594"). The allocation set forth in the Form 8594 will be binding on Buyer and Seller for all federal, state and local tax purposes. Buyer and Seller agree to attach the Form 8594 in such form to their respective federal income tax returns filed under Section 1060 of the Internal Revenue Code, as amended, and the failure to do so will constitute a material breach of this Agreement.

                                   SECTION 4

                                    CLOSING
                                    -------


     Subject to satisfaction of the closing conditions set forth herein, the closing of the transactions contemplated in this Agreement (the "Closing") shall take place at 5:00 P.M on January 20, 1999 at the headquarters of ORCA Technologies, Inc., 24000 35th Avenue S.E., Suite 200, Bothell, Washington, 98021, or, at such other time and place that the parties may agree upon.


                                   SECTION 5

                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------


     Buyer represents and warrants to Seller that the following it true and correct as of the date of this Agreement.

     5.1  AUTHORIZATION.   Buyer is a corporation duly organized and validly
          existing under the laws of Utah. Buyer has taken all corporate action necessary to authorize execution and delivery of the Transaction Documents and performance of their respective obligations thereunder. Buyer has full corporate power and authority to enter into the Transaction Documents and to carry out the terms hereof. Buyer has duly executed and delivered this Agreement, and this Agreement constitutes, and the Transaction Documents to which Buyer is a party upon its due enforceable in accordance with their terms, except (i) that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting creditors' rights, and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any such proceedings therefore may be brought. No authorization, consent or approval of, any public body or authority is necessary to be obtained by Buyer for the consummation by it of the transactions contemplated by this Agreement. No authorization, consent or approval of any third party is necessary for the consummation by Buyer of the transaction contemplated by this Agreement.

     5.2  CAPITALIZATION.   Buyer/ORCA.   The authorized capital stock of ORCA
          consists of 50,000,000 shares of Common Stock, par value $0.001 per share, of which approximately 13,854,407 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of ORCA's Common Stock are, and the Shares of Common Stock to be issued upon consummation of the transactions contemplated by this Agreement shall be, duly and validly issued and outstanding and fully paid and nonassessable. The Shares to be issued pursuant to this Agreement, when issued, shall be free of any liens, except as otherwise stated in Section 5.2. As of the date of this Agreement, ORCA has reserved 3,000,000 shares of Common Stock for issuance under its 1996 Stock Incentive Plan, pursuant to which no options for the purchase of shares of Common Stock are outstanding as of the date of this Agreement. In addition, there are 65,000 shares of Common Stock reserved for issuance upon exercise of certain stock purchase warrants granted to a certain creditor of ORCA. Except as set for the above and except as granted to Seller pursuant to the terms of this Agreement, as of the date of this Agreement, there are no shares of capital stock or other equity securities of ORCA outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of ORCA or contracts, commitments, understandings, or arrangements by which ORCA is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock. ORCA is presently negotiating with one or more entities toward completion of transactions that may involve the issuance of shares of its Common Stock or Preferred Stock or other instruments, including securities which may be convertible to Common Stock. The issuance of such securities would result in dilution of the equity interests of existing shareholders of ORCA, including the Seller, and such dilution may be substantial, depending upon the size and value of the transaction in which such securities are issued.

5.3  NO VIOLATIONS; CONSENTS.   The execution, delivery and performance of the
     Transaction Documents and the transactions contemplated thereby by Buyer will not conflict with, result in the breach of, or constitute a material default under: (a) the respective articles of incorporation or bylaws of Buyer, (b) any material contract, note, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Buyer is a party or by which Buyer is bound or to which its assets are subject; or (c) any statue, order, injunction, judgement, decree, rule or regulation of any court or regulatory authority or governmental body applicable to Buyer or to which its assets are subject. No consent or approval by any third person or public authority is required to authorize, or is required in connection with, the execution, delivery or performance of this Agreement by Buyer.

5.4  THE SHARES.   With the exception of the escrow conditions described in
     Section 3.2, and SEC Rule 144 resale restrictions, Seller will acquire good title to the Shares, free and clear of all pledges, security interests, liens, charges, equities or claims, except as may be created by Seller. The Seller (i) understand that the Shares have not been, and will not be, registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) are acquiring the Shares solely for its own account for investment purposes, and not with a view to the distribution thereof (except to the shareholders of the Seller), (iii) are sophisticated investors with knowledge and experience in business and financial matters, (iv) has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Shares, (v) is able to bear the economic risk and lack of liquidity inherent in holding the Shares, and (vi) is an "Accredited Investor" as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

5.5  BROKERS.   Buyer has not entered into or authorized any arrangements with any broker, finder, or investment banker that will result in payment of a fee in connection with this transaction.

5.6  FILING STATUS OF BUYER.   Buyer is a public company and its Common Stock is
     registered as a class under the Exchange Act. Consequently, Buyer is subject to certain reporting, disclosure and filing requirements under the Exchange Act, including the filing of periodic reports with the SEC. Buyer is current in its filing obligations under the Exchange Act and has filed all reports required to be filed by Buyer thereunder for the past 12 months. To the best of its knowledge, no filing submitted by Buyer to any federal or state agency under the Securities Act, the Exchange Act and state securities laws during such period contains any false or misleading statements with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein not false or misleading, in each case at this time such filing was filed or became effective.

5.7  ACTIONS, SUITS, ETC.   Except as described in the ORCA quarterly report on
     Form 10-QSB for the quarter ended September 30, 1998, a copy of which is attached to this Agreement as "Exhibit D", there are no actions, suits, proceedings or investigations pending or, to the best knowledge of Buyer, threatened against or affecting Buyer at law or in equity or before any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (each being hereinafter referred to as an "Agency") the objective of which is to restrain or prohibit or obtain damages in respect to the consummation of the purchase and sale of the Assets or the transactions contemplated hereby or which could have a material adverse effect upon the financial condition or business operations of Buyer or upon the ability of Buyer to fulfill its respective obligations under this Agreement and the other Transaction Documents to be executed by Buyer contemplated hereby. Moreover, Buyer, to its best knowledge of ORCA or Buyer, is not in default with respect to any order, writ, injunction or decree of any court or Agency with respect to the consummation of the purchase and sale of the Acquired Products or the transactions contemplated hereby.

5.8  FINANCIAL STATEMENTS.   Buyer has delivered to Seller prior to the
     execution of this Agreement copies of the following financial statements of

     ORCA included in reports filed with the SEC (collectively referred to herein as the "ORCA Financial Statements"): Balance sheet as of June 30, 1998, and the related statements of income, stockholder's equity and cash flows (audited) for the years ended June 30, 1998 and 1997 (including related notes and schedules, if any), as reported upon by its independent certified public accountants; balance sheet (unaudited) as of September 30, 1998, and the related statements of income, stockholders' equity and cash flows (unaudited) for the same periods. The ORCA Financial Statements (as of the dates thereof and for the periods covered thereby): (i) are in accordance with the books and records of ORCA, which are complete and accurate in all material respects and which have been maintained in accordance with good business practices, and (ii) present fairly the financial position and results of operations of ORCA as of the dates and for the periods indicated, in accordance with GAAP, applied on a basis consistent with prior periods (subject in the case of interim financial statements to normal recurring year-end audit adjustments and provided, further, that in accordance with applicable SEC regulations governing such interim statements exclude certain footnote and other disclosure required by GAAP).

5.9 ABSENCE OF UNDISCLOSED LIABILITIES. Buyer has no obligation or liability (contingent or otherwise) that is material to Buyer, or that when combined with similar obligations or liabilities would be material to Buyer, (a) except as disclosed in the ORCA Financial Statements or by Buyer in this Agreement and (b) except commitments made in the ordinary course of Buyer's business consistent with past practices. Since September 30, 1998, Buyer has not incurred or paid any obligation or liability which would be material to Buyer, except for obligations paid in connection with transactions by it in the ordinary course of its business consistent with past practices or as disclosed in the ORCA Financial Statements or in reports filed with the SEC pursuant to its reporting obligations.

5.10 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 1998, Buyer has not incurred any material liability, except in the ordinary course of its business consistent with its past practices and except as permitted pursuant to this Agreement; suffered any material or adverse change in its business, operations, assets or condition (financial or otherwise) which has not been disclosed in the ORCA Financial Statements or in publicly filed reports; or failed to operate its business consistent with its past practices.

5.11 COMPLIANCE WITH LAW. To the best of Buyer's knowledge, it is in compliance and has conducted its business so as to comply in all material respects with all laws, rules and regulations, judgments, decrees or orders of any governmental entity applicable to its business or with respect to which compliance is a condition or engaging in its business, the breach or violation of which would have a material adverse effect on the financial condition of ORCA. To the best knowledge of Buyer, it has not received any notification or communication from any agency or department of federal, state, or local government (a) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such governmental authority enforces, which as a result of such non-compliance, would result in a material adverse impact on the financial condition of ORCA, or (b) threatening to revoke any license, franchise, permit or governmental authorization which is material to the financial condition of ORCA.

     5.12 RELIANCE. Buyer recognizes and agrees that Seller is relying upon the representations and warranties made by Buyer in this Agreement, notwithstanding any investigation by Seller.

     5.13 DISCLOSURE. No representation or warranty by Buyer made in this Agreement, and no statement or certificate furnished or to be furnished by Buyer to Seller, in connection with the transactions contemplated hereby or by the other Transaction Documents, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein not misleading.


                                   SECTION 6

                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------


     Seller represents and warrants to Buyer that the following are true and correct as of the date of this Agreement.

     6.1 AUTHORIZATION. Seller, Millennium, is a corporation, duly organized and validly existing under the laws of the State of Washington. Seller has taken all corporate action necessary to authorize, and subject to dissenting shareholders' rights, Seller's shareholders have approved Seller's execution and delivery of the Transaction Documents and the performance of its obligations hereunder. Seller has full corporate power and authority to enter into the Transaction Documents and to carry out the terms thereof. Seller has duly executed and delivered this Agreement, and this Agreement constitutes and other agreements contemplated hereby to which Seller, is a party upon due execution and delivery by Seller will constitute legal, valid, binding and enforceable according to its respective terms, except (i) that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting creditors' rights, and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any such proceedings therefore may be brought. To the best knowledge of the Seller, no authorization, consent or approval of, or filing with, any public body or authority is necessary to be obtained for the consummation of the transactions contemplated by this Agreement; subject, however, to applicable notice requirements and the rights of dissenting shareholders, if any. No authorization, consent or approval of any third party is necessary for the consummation by Seller of the transactions contemplated by this Agreement.

6.2 NO VIOLATIONS. The execution, delivery and performance of this Agreement by Seller will not conflict with, result in the breach of, or constitute a default under (a) Seller's articles of incorporation or bylaws; (b) any note, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Seller is a party or by which Seller is bound, or (c) any statute, order, injunction, judgment, decree, rule or regulation of any court or regulatory authority or governmental body applicable to Seller.

6.3 FINANCIAL STATEMENTS. Seller has furnished to Buyer, complete and accurate copies of (a) Seller's interim financial statements dated January 31, 1998, and (b) Seller's financial statements for the fiscal years ended October 31, 1996 and 1997 (collectively, the "Seller's Financial Statements"). The Seller's Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods specified, and
     (ii) fairly present the financial condition of Seller as of the dates specified and the results of its operations for the periods specified, subject, in the case of the interim statements, to normal year-end adjustments of a nonrecurring nature.

6.4 MATERIAL ADVERSE CHANGES. There has been no material adverse change to Seller, the Assets or Business since the date of the most recent of the Seller's Financial Statements.

6.5 TAXES. Seller have timely paid all Taxes that have become due and payable. Seller has timely filed all required returns and reports with respect to such Taxes. Seller has not waived any statute of limitations relating to Taxes. The charges, accruals and reserves shown in the Seller's Financial Statements are adequate to cover all Taxes currently due and payable, except to the extent disclosed in notes to the balance sheet. Seller is not subject to any dispute regarding Taxes. No federal, state or local audits or administrative court proceedings are presently pending or threatened with regard to any Taxes.

6.6 ABSENCE OF INDEBTEDNESS AND OTHER OBLIGATIONS. Except as set forth in Seller's Financial Statements, (a) Seller has no Indebtedness (as defined below) of a material nature, and (b) Seller has, to the best of its knowledge, no other obligations of a material nature, whether accrued, absolute, contingent or otherwise (including without limitation liabilities as a surety or guarantor) and whether due or to become due, including without limitation any liabilities for Taxes. "Indebtedness", means (i) all indebtedness of Seller for borrowed money or for the deferred purchase price of property or services, including without limitation any indebtedness of Seller with respect to any shareholder of Seller, and (ii) any other indebtedness of Seller which is evidenced by a note, bond, debenture or similar instrument.

6.7 INTELLECTUAL PROPERTY RIGHTS. Seller owns, or has the right to use and transfer ownership of the Products (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium) (the "Acquired Intellectual Property"), to Buyer, free and clear of any liabilities, claims, liens, licenses, or other encumbrances of any kind. To the best knowledge of Seller, Seller's use of the Acquired Intellectual Property has not conflicted with or infringed, and no one has asserted that such use conflicts with or infringes, upon any proprietary rights owned, possessed or used by any third party. Seller has not received notice of any claims, disputes, actions, proceedings, suits or appeals pending with respect to any of the Acquired Intellectual Property, to be purchased by Buyer, and none has been threatened. Each item of Acquired Intellectual Property owned or used by any of the Seller immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder.

6.8 SOLE OWNER. Seller is the sole owner of the Products and the Acquired Intellectual Property, and they are aware of no claim by any other party, parties or entity to an interest in said Products and the Acquired Intellectual Property.

6.9 LITIGATION. Seller is aware of no material action dispute or claim proceeding, suit, appeal or investigation pending or threatened against Seller that involves the Products to be purchased, the Acquired Intellectual Property or that questions the validity of this Agreement. To Seller's knowledge, there are no facts that could reasonable be expected to result in a judgment or other determination that would have a material adverse effect on Seller, the Products or the Acquired Intellectual Property or that would cause this Agreement to be prohibited or enjoined. For purposes of this Section 6, "material claim" means any claim exceeding $5,000, or any group of similar claims exceeding $10,000, exclusive of interest and attorney fees. Seller is not currently a party to any lawsuit with respect to any other party or entity.

6.10 BROKERS. Seller has not entered into or authorized any arrangements with any broker, finder, or investment banker that will result in payment of a fee in connection with this transaction.

6.11 RELIANCE. Seller recognizes and agrees that Buyer relying upon the representations and warranties made by Seller, in this Agreement, notwithstanding any investigation by Buyer.

6.12 DISCLOSURE. To the best of Seller's knowledge, no representation or warranty by Seller made in this Agreement, and no statement or certificate furnished or to be furnished by Seller to Buyer in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

6.13 NO RESTRICTIVE COVENANTS. Seller is not a party to any agreement, contract or covenant limiting the freedom of Seller to compete in any line of business or with any person or other entity in any geographic area, while utilizing the Products to be purchased as a result of this Agreement.

                                   SECTION 7

                COVENANTS AND CONDITIONS TO OBLIGATION TO CLOSE
                -----------------------------------------------

7.1 PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

     7.1.1  General.  Each of the Parties will use its reasonable best efforts
            -------
            to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Sections 7.2 and 7.3 below.

     7.1.2  Notices and Consents.  Seller will give any notices to third
            --------------------
            parties, and Seller will use its reasonable best efforts to obtain any third party consents, that Buyer reasonably may request in connection with the matters referred to in Section 6 above. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 5.1 and Section 6.1 above.

     7.1.3  Preservation of Business.  Seller will keep its Products, Acquired
            ------------------------
            Intellectual Property, Products-related business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

     7.1.4  Exclusivity.  Seller will not (i) solicit, initiate, or encourage
            -----------
            the submission of any proposal or offer from any person or entity relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of Seller (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person or entity to do or seek any of the foregoing.


7.2 CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

     7.2.1 The representations and warranties set forth in Section 6 above shall be true and correct in all material respects at and as of the Closing Date.

            Seller and Marsh shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing.

No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of Buyer to own the Acquired Assets.

     Buyer shall have entered into an employment agreement with Marsh; Buyer may waive any condition specified in this Section 6(a) if it executes writing so stating at or prior to the Closing.

7.3 CONDITIONS TO OBLIGATION OF SELLER. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

     7.3.1 the representations and warranties set forth in Section 5 above shall be true and correct in all material respects at and as of the Closing Date;

     7.3.2 no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

         Seller may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.


                                   SECTION 8

                               FURTHER AGREEMENTS
                               ------------------


8.1 SECURITIES ISSUES. The Shares will not be registered under the Securities Act or pursuant to the blue-sky laws of any state, and will be issued by ORCA in reliance upon exemptions under the Securities Act. Because the offer and sale of the shares will not be registered under the Securities Act, the Shares cannot be resold unless they are registered under the Securities Act or unless the holder first receives an opinion of securities counsel, reasonably acceptable to the Company, that an exemption from registration is available for such transaction. With regard to the restrictions on resale of the Shares, Seller is aware (i) of the limitations and potential applicability of the SEC Rule 144; (ii) that ORCA will issue stop transfer orders to its stock transfer agent in the event of attempts to improperly transfer any such securities; and (iii) that a restrictive legend will be placed on any certificate representing the shares, which legend will read substantially as follows:

               "The Shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (The "Act"), and are "restricted securities" as that term is defined in Rule 144 under the Act. The shares may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company."

8.2 NEWS RELEASE. Buyer may make news releases and announcements concerning this transaction and the actions contemplated by this Agreement.

8.3 CONFIDENTIALITY. No information concerning one party that has been furnished to or obtained by the other party in connection with this Agreement may be disclosed to any person other than in confidence to employees, legal counsel, financial advisers or independent public accountants who reasonably need to now such information in connection with the transactions contemplated by this Agreement and who agree to be bound by this Section. Notwithstanding the foregoing, this obligation shall not apply to information that (a) is, or becomes, publicly available from a source other than the other party; or its employees, legal counsel, financial advisors, independent public accountants or other agents; (b) was known and can be shown to have been known by the other party at the time of its receipt; (c) is received by the other party from a third party without breach of this Agreement; (d) is required by law or court order to be disclosed; provided that the party from whom disclosure is sought, gives the other party prompt written notice of such law or court order before making such disclosure; or
     (e) is disclosed in accordance with the written consent of the other party.

8.4  COVENANTS NOT TO COMPETE OR SOLICIT.

     8.4.1  Non-Competition Covenant.  Seller's will not, without the prior
            -------------------------
            written consent of Buyer, for a period of three years following the date hereof, directly or indirectly engage in, or have any interest in any corporation, partnership or other enterprise that engages in, any Competitive Activity in North America. "Competitive Activity" means the ownership, operation or management of a business engaged in services or the development, marketing and sale of products that directly compete with those marketed by the Buyer's Business or those otherwise provided by Buyer or any of its affiliates. Competitive Activity does not include the ownership by Seller of equity securities in any publicly traded corporation that does not exceed 5% of the outstanding capital stock of such corporation.

     8.4.2  Non-Solicitation Covenant.  Seller covenants and agrees that for a
            --------------------------
            period of three years following the date hereof, they shall not, directly or indirectly, for their benefit or for the benefit or any other person, with respect to the Business as conducted by Buyer (a) solicit any such business from any customer or supplier of Buyer,
            (b) induce or cause any customer to cease purchasing any service or product from Buyer or to terminate or change such customer's business relationship with Buyer in any manner, (c) induce or cause any supplier to cease providing or selling any service or product to Buyer or to terminate or change such supplier's business relationship with Buyer in any manner, or (d) induce or solicit any person who is then employed by Buyer to leave such employment or other position with Buyer or to accept any other employment position.

     8.4.3  Reasonableness.  Seller acknowledges that the covenants set forth in
            ---------------
            this agreement (a) do not impose unreasonable restrictions or work a hardship on them, (b) are necessary and fundamental to the protection of the Business to be conducted by Buyer, (c) are reasonable as to scope, duration, and territory, (d) are given as a condition to Buyer entering into this Agreement, (e) are necessary to preserve the value of the products purchased, and (f) are for the purpose of restricting the activities of Seller only to the extent necessary for the protection of the legitimate business interests of Buyer. Seller agrees that such covenants are reasonable and do not and will not impose an undue hardship on them.

     8.4.4  Equitable Relief. Seller acknowledges and agrees (a) that any
            -----------------
            damages sustained by the Buyer as a result of a breach of this agreement cannot be adequately remedied by damages, and (b) that Buyer, notwithstanding any other provision of this Agreement, and in addition to any other remedy it may have under this Agreement or at law, shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of any provision of this agreement.

8.5 AUDITS. Seller shall permit the audit and other examination by Buyer or its independent public accounting firm of Seller's financial statements for the three most recent fiscal years, and interim periods or such shorter periods as may be permitted under applicable SEC rules and regulations relating to material acquisitions by reporting companies. ORCA will pay the fees of its auditors in connection with such audit and examination.


                                   SECTION 9

                                 CLOSING COSTS
                                 -------------


9.1 CLOSING COSTS. Buyer and Seller agree to pay their own respective closing costs incurred through the finalization of this transaction.

9.2 OTHER COSTS, EXPENSES AND PROFESSIONAL FEES. Except as provided otherwise in this Agreement, the parties each agree to bear their own costs and expenses, including without limitation all fees of attorneys, accountants, brokers and other service providers incurred in connection with the negotiation and preparation of this Agreement, and with any due diligence conducted, and documents required to be executed, in connection with this Agreement.


                                   SECTION 10

                           SURVIVAL; INDEMNIFICATION
                           -------------------------

10.1 SURVIVAL. The representations, warranties, covenants and agreements of the parties contained in this Agreement or any other Transaction Document delivered in accordance with this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of any party, and the consummation of the transactions contemplated hereby.

10.2 INDEMNIFICATIONS BY SELLER

     10.2.1 Indemnification. Seller shall indemnify Buyers and hold them harmless from and against all losses, costs, expenses, damages or liabilities, including reasonable attorney fees (collectively, "Damages") incurred by Buyer as the result of or in connection with: (a) any breach or inaccuracy of any representation or warranty or Seller made in the Transaction Documents; (b) any failure by Seller to fulfill any of their respective covenants or other agreements contained in the Transaction Documents; (c) any liability or obligation of Seller to any third party not expressly assumed by Buyer in accordance with the terms of this Agreement.

10.3 INDEMNIFICATION BY BUYER. Buyer will indemnify Seller, and hold them harmless from and against all Damages incurred by Seller by reason of or arising out of or in connection with (a) any breach or inaccuracy of any representation or warranty of Buyer or ORCA made in the Transaction Documents, and (b) any failure by Buyer to fulfill any of Buyer's covenants or other agreement contained in the Transaction Documents.

10.4 INDEMNIFICATION PERIOD. Except as otherwise specified in this Agreement, no claim for indemnity will be effective if not made within 12 months after the date hereof (the "Indemnification Period"). Claims based upon the assertion that a party had actual knowledge that a representation or warranty made by such party was materially false when made or was made with the intent to deceive, claims arising under the employment agreement and claims based on Sections 6, may be made at any time up to expiration of the applicable statute of limitations.

10.5 LIMITATIONS ON INDEMNIFICATION. Notwithstanding anything to the contrary contained in this Agreement, the obligations of Buyer and Seller ("Indemnifying Parties"), as defined below in Section 10.6.1, to provide indemnification under this Agreement shall be subject to the following limitations:

     10.5.1 Indemnifying Parties shall not have any liability, nor be subject to any claim under this Agreement, with respect to any Damages unless the amount of Damages exceeds $50,000. (The "Basket Amount") in the aggregate, whereupon the claiming Indemnified Party shall be entitled to receive indemnity payments for the amount of damages that exceeds the Basket Amount.

     10.5.2 The aggregate amount which may be recovered from Indemnifying Parties in respect of any claim and all claims made pursuant to this

             Agreement, whether by setoff, counterclaim or otherwise, shall not exceed such Indemnifying Party's respective pro rata interest in the Fair Market Value of the Shares or cash received in payment of the Purchase Price, with said shares being valued as of the date of this Agreement. For purposes of this Agreement, Fair Market Value shall mean the average of the closing bid prices of the Company's Common Stock for the five trading days immediately proceeding the date of this Agreement.

     10.5.3 Indemnifying Parties shall not have any liability, or be subject to any claim under this Agreement, with respect to any inaccuracy in or incompleteness of or any breach of any representation, warranty, covenant or agreement contained in this Agreement if they shall have delivered written notice detailing such inaccuracy, incompleteness or breach to Buyer prior to the date hereof, Buyer shall actually have received such notices and Buyer shall have elected to proceed with the execution of the transactions contemplated hereunder notwithstanding such inaccuracy, incompleteness or breach.

     10.5.4 At Seller's option, they may pay any amounts due Buyer (including indemnities to third parties) under this Agreement by delivering Shares to Buyer. In such event, the value of each Share so delivered shall be deemed to be equal to the Fair Market Value of such Share on the date hereof computed as provided in Section 10.3.2, above.

10.6 MATTERS INVOLVING THIRD PARTIES:

     10.6.1 If any third party shall notify any party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other Party (the "Indemnifying Party") under this Section 10, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

     10.6.2 The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as
             (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

     10.6.3 So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9.6.2 above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

     10.6.4 In the event any of the conditions in Section 9.6.3 above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses), and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 9

10.7 Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty, or covenant

                                   SECTION 11

                                OTHER PROVISIONS
                                ----------------


10.1 ASSIGNMENT, BENEFIT. No party may voluntarily or involuntarily assign its interest under this Agreement without the prior written consent of the other party, which shall not be unreasonably withheld. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

10.2 AMENDMENT, WAIVER. The provisions of this Agreement, or of any agreement or document executed in connection with this Agreement, may be amended or waived only in writing by the party against which enforcement of such amendment or waiver is sought.

10.3  SEVERABILITY.   If any portion of this Agreement is held to be invalid
      by a court of competent jurisdiction, the remaining terms of this Agreement shall remain in full force and effect to the extent possible.

10.4 GOVERNING LAW. The construction and performance of this Agreement will be governed by the laws of the State of Washington (except for the choice of law provisions thereof).

10.5 INDEPENDENT COUNSEL. Seller, Millennium and Marsh acknowledge that they have been represented by independent legal counsel with regard to this Agreement, and have had an adequate opportunity to seek independent legal counsel with regard to all documents executed in connection with this Agreement.

10.6 NOTICES. The parties shall deliver any notices required under this Agreement in writing by personal or courier delivery, facsimile transmission, or by registered or certified U.S. mail, return receipt requested, postage prepaid, to the addresses set forth below, or to such other address as specified by a party in writing. Notices shall be deemed effective as of the date of personal or courier delivery confirmed facsimile transmission, or the date of receipt.



              If to Buyer:                                 With a copy to:

              ORCA TECHNOLOGIES, INC.                       Van Valkenberg Furber Group
              24000 35th Avenue, SE, Suite 200              1325 Fourth Avenue, Suite 1200
              Bothell, Washington 98201                     Seattle, Washington 98101-2509
              Facsimile:  (425) 354-1625                    Facsimile:  (206) 464-2857
              Attention:  President                         Attention: Bradley Furber, Esq.

              If to Seller:                                 With a copy to:

              Millennium Software, Inc.                     Joshua Rosenstein, Esq.
              C/o Mr. Kent Marsh
              22618 N.E. 15th Place                         Bellevue, Washington
              Redmond, Washington 98052
              Facsimile:  (425) 820-2892                    Facsimile:  (425) 454-0087

10.7 ATTORNEY FEES. The prevailing party in any arbitration or litigation concerning this Agreement is entitled to reimbursement of its reasonable attorney fees and expenses from the non-prevailing party, including costs and expenses incurred on appeal or in bankruptcy proceedings.

10.8 ENTIRE AGREEMENT. This Agreement, its attached schedules and exhibits, and the Transaction Documents contain the entire agreement of the parties, and supersede any and all prior agreements, written or oral, relating to their subject matter.

10.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute the same instrument.





EXECUTED AS OF THE FIRST DATE WRITTEN ABOVE:


     BUYER:      ORCA TECHNOLOGIES, INC.

                 BY: /s/ Roger P.  Vallo
                    --------------------
                     Roger P. Vallo

                 ITS:  President and Chairman


     SELLER:     MILLENNIUM SOFTWARE, INC.

                 BY: /s/ Kent Marsh
                    --------------------
                     Kent Marsh

                 ITS:  President and Chairman


     MARSH:      KENT MARSH

                 BY: /s/ Kent Marsh
                    --------------------
                     Individually

                                   EXHIBIT A
                                   ---------


              Summary Description of Millennium Software Products
              ---------------------------------------------------

                                    DISPATCH


The DISPATCH product provides a solution for PowerBuilder applications that want to enable distributed processing of PowerBuilder reports in particular, and other types of processes as well. Through DISPATCH, these processes can be scheduled to run on a particular server and at specified times. The output location and or printing of reports and other processes can be managed through DISPATCH as well. DISPATCH is designed to provide users an environment where they can manage, execute and view reports and other supported tasks (e.g., executables, database stored procedures and packages). A Package is a special type of task that contains one or more other tasks. Packages enable users to schedule multiple tasks to run in a particular sequence and/or order of dependence. Packages can also include other Packages, thus providing a method of nesting multiple levels of tasks. DISPATCH uses a database repository for storing information required to run the tasks and enforce permissions. The DISPATCH system is made up of several modules that perform specific functions.

1.  Dispatcher
2.  Task Manager
3.  Administrator
4.  DeskTop

Dispatcher
The Dispatcher is a Server Application that monitors what tasks may be scheduled to be run. Once a task is found to be ready to be run, the Dispatcher assigns the task to a specific Task Manger for processing.

Task Manager
Task Managers are Server Applications that can run on any number of systems and one or more instances on each server. The Task Manager is the server that actually processes a task such as running a report. The more task managers there are running, the more simultaneous processes the system can handle.

Administrator
The Administrator is a front-end application that manages data in the DISPATCH repository. Using the Administrator, users can manage groups, users, tasks, servers and many other aspects of the DISPATCH system.

DeskTop
The DeskTop is a front-end application intended for use by end-users of the DISPATCH system. The DeskTop limits the tasks available to the user based on the permissions granted to the user. From the DeskTop a user can manage their own tasks, select tasks for execution and view output.

SENTRY
The Sentry system is an Application Security System for PowerBuilder applications. The product uses a data driven repository of application security constraints that can be used by multiple PowerBuilder applications and multiple sets of users. The repository of security information is stored in the Sentry database. The Sentry product provides an administrative application that manages information stored in the Sentry database. By using the Sentry Administrator, authorized users can manage security for Applications, Users, Groups, Functions and Data Base Connections. Sentry also provides a PowerBuilder library that is intended to be included with existing PowerBuilder applications that want to add Sentry's security functionality. This library provides a security object that can manage secured logins to applications based on information in the Sentry Database. Once a connection has been made, the security object will then retrieve all of the security rules for the application's user and store them in the Security object during the user's session. The security object provides methods for developers to query the security object regarding specific permissions on various application functions. In this way, developers can programmatically determine how the application should function based on Sentry's repository of security functions.

                                   EXHIBIT E


                              SOFTWARE DEVELOPMENT
                               CONTRACT AGREEMENT
                                    BETWEEN
                           Millennium Software, Inc.
                                      and
                            Orca Technologies, Inc.


                                   AGREEMENT
                                   ---------


     This Agreement is between Millennium Software, Inc. and Orca Technologies, Inc. ("the parties") for the software development services of Russell Robinson (herein referred to as the "DISPATCH Developer").


1 SOFTWARE DEVELOPER PROVIDED BY Millennium Software, Inc.: Millennium Software, Inc. will provide the software development services of the DISPATCH Developer who is knowledgeable in the design and implementation of the DISPATCH software product.

2 ENGAGEMENT OF PROGRAMMING SERVICES RENDERED: The programming services of the DISPATCH Developer will be for a period of no less than six months beginning January 15, 1999 and ending July 15, 1999. The hours worked by the DISPATCH Developer will average no less than a normal 40-hour work week during normal work hours and on normal business work days unless otherwise arranged between the parties. The work performed by the DISPATCH Developer will be at the direction of Orca Technologies, Inc.. The DISPATCH Developer will not work more than 40 hours per week or on non-business days unless authorized by Orca Technologies, Inc.

3 SOFTWARE DEVELOPER PROVIDED BY Millennium Software, Inc. Millennium Software, Inc. will provide the software development services of Russ Robinson who is knowledgeable in the design and implementation of the DISPATCH software product.

4 WORK PRODUCTS: The DISPATCH Developer will make available to Orca Technologies, Inc. any documents, notebooks, source code and any other work product produced while performing work for Orca Technologies, Inc.. Orca Technologies, Inc. is the sole owner of any work products produced by the DISPATCH Developer while performing work for Orca Technologies, Inc.

5 TERMS OF SERVICES RENDERED: The DISPATCH Developer will work at an hourly rate of $75 per hour. Millennium Software, Inc. will bill Orca Technologies,

   Inc. semi-monthly on the 1st and 15th for the period just prior to the bill date. Payment terms will be Net 15. A report of the DISPATCH Developer's hours will be included with the invoice for review by Orca Technologies, Inc..

6 END OF CONTRACT TERMS: Prior to the end of this six month contract, Orca Technologies, Inc. has the opportunity to 1) extend the contract period, 2) discontinue the services of the developer, or 3) make an employment offer to the DISPATCH developer. Orca Technologies, Inc. should provide at least 30 days notice prior to the end of this agreement (June 15, 1999) as to their intentions for one of these three options. After June 15, 1999, if no employment offer has been made by Orca Technologies, Inc. for the services of the DISPATCH developer, Millennium Software, Inc. may assign the developer to other work or the developer may seek employment elsewhere.